Exhibit 99.2
                                                                 ------------

                     1ST INDEPENDENCE FINANCIAL GROUP, INC.
                        RESTRICTED STOCK AWARD AGREEMENT


         THIS AGREEMENT (the "Agreement"), made and executed as of the __________ day of ________, 2006, between 1st Independence Financial Group, Inc., a Delaware corporation (the "Company"), and ___________, an officer or employee of the Company or one of its Subsidiaries (the "Participant").

                                   WITNESSETH:

         WHEREAS, the Company has adopted the 1st Independence Restricted Stock Plan (the "Plan") to promote the interests of the Company and its Subsidiaries by encouraging their officers, key employees and Non-employee Directors, upon whose judgment, initiative and industry the Company and its Subsidiaries are largely dependent for the successful conduct and growth of their business, to continue their association with the Company and its Subsidiaries by providing additional incentive and opportunity for unusual industry and efficiency through stock ownership, and by increasing their proprietary interest in the Company and their personal interest in its continued success and progress; and

         WHEREAS, it is the view of the Company that this goal can be achieved by granting Restricted Stock to Non-employee Directors, eligible officers, and other key employees; and

         WHEREAS, the Participant has been designated by the Committee as an individual to whom Restricted Stock should be granted as determined from the duties performed, the initiative and industry of the Participant, and his or her potential contribution to the future development, growth and prosperity of the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1. Award of Restricted Stock. The Company hereby grants to the Participant _______ shares of common stock of the Company (hereinafter, the "Restricted Stock"), subject to the terms and conditions of this Agreement and the provisions of the Plan. All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

2. Period of Restriction and Vesting. The Period of Restriction shall begin on the Grant Date and end, except as otherwise provided in Sections 3 and 4 of this Agreement, on the date shares of Restricted Stock become vested. For purposes of this Agreement, the shares of Restricted Stock shall become vested pursuant to the following schedule:

         Years of Service             Vested Percentage     Forfeited Percentage
         From Grant Date
                1                            20%                     80%
                2                            40%                     60%
                3                            60%                     40%
                4                            80%                     20%
                5                            100%                    0%

3. Change in Control. Notwithstanding any other provision of this Agreement, the Restricted Stock will be vested upon a Change in Control of the Company as provided in subsection 5.4(f) of the Plan.

4. Termination of Employment. Notwithstanding any other provision of this Agreement, in the event of the Participant's termination of employment or termination of service as a Non-employee Director for any reason other than the Participant's death or Total and Permanent Disability, all unvested Restricted Stock shall be forfeited effective as of the date of the Participant's termination of employment or termination of service as a Director.

5. Pass-Through of Dividends and Voting Rights. Provided that the requirements of Section 5.4 of the Plan concerning restrictions on the transferability of Restricted Stock and the requirement that the Participant remain an employee or a Non-employee Director of the Company or its Subsidiaries are met, the Participant shall be entitled to (i) receive all cash dividends paid with respect to the Restricted Stock and (ii) exercise all voting rights associated with the Restricted Stock, regardless of whether the Period of Restriction has lapsed.

6. Participant's Representations. The Participant represents to the Company that:

(a) The terms and arrangements relating to the grant of Restricted Stock and the offer thereof have been arrived at or made through direct communication with the Company or a person acting in its behalf and the Participant;

(b) The Participant has received a balance sheet and income statement of the Company and as an officer, key employee or Non-employee Director of the Company or one of its Subsidiaries:

(i) is thoroughly familiar with the Company's business affairs and financial condition; and

(ii) has been provided with, or has access to, such information (and has such knowledge and experience in financial and business matters that the Participant is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, the grant of Restricted Stock.

7. Nontransferability. Until the end of the Period of Restriction, the Restricted Stock cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process. Any attempted or purported transfer of Restricted Stock in contravention of this provision or Section 5.4 of the Plan shall be null and void and of no force or effect whatsoever.

8. Issuance of Shares. At or within a reasonable period of time following execution of this Agreement, the Company will issue the Restricted Stock. Within a reasonable period of time following the end of the Period of Restriction, the Company will issue to the Participant or his beneficiary the number of shares of Restricted Stock specified in Section 1 of this Agreement, less any withholding required by Section 10 of this Agreement.

9. Restrictive Legend. The Company may require that the shares of Restricted Stock to be issued to the Participant contain a legend in substantially the following form:

                  "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER-ABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS."

         The Company will issue such additional certificates as may be required to give effect to Section 13 of this Agreement.

         Notwithstanding the foregoing provisions of this Section, the Company will not be required to deliver any certificates for shares of Restricted Stock prior to: (a) the end of the Period of Restriction; (b) completing any registration or other qualification of the shares of Restricted Stock, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (c) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable. The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence. As a further condition to the issuance of certificates for shares of Restricted Stock, the Company may require the making of any representation or warranty which the Company deems necessary or advisable under any applicable law or regulation.

10. Income and Employment Tax Withholding. The Participant will be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the expiration of the Period of Restriction and the vesting of the shares of Restricted Stock. The Committee, in its sole discretion and subject to such rules as it may adopt, will require the Participant to satisfy any withholding tax obligation by having the Company retain shares of Restricted Stock which have a Fair Market Value, determined as of the date of the issuance of such Restricted Stock to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.

11. Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Subsidiaries (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Subsidiaries (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant's participation in the Plan.

12. Financial Information. The Company hereby undertakes to deliver to the Participant, at such time as they become available and so long as the Period of Restriction has not expired and the Restricted Stock has not been forfeited, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this Agreement.

13. Changes in Shares. In the event of any change in the shares of Restricted Stock, as described in Section 5.8 of the Plan, the Committee will make appropriate adjustment or substitution in the shares of Restricted Stock, all as provided in the Plan. The Committee's determination in this respect will be final and binding upon all parties.

14. Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

15. Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

         17. Non-Solicitation: Executive further agrees that during his employment with Company and Bank and for a period of one year following the Date of Termination of his employment, he shall not, by influencing or attempting to influence previously existing customers or those customers specifically targeted by Company and Bank within one year prior to Executive's termination, or otherwise, either directly or indirectly, divert or attempt to divert from Company and Bank, any business Company and Bank had enjoyed or solicited anywhere during the past one year, or in connection with which Executive worked during the last one year of his employment.

         Executive agrees that for a period of one year following any Date of Termination, he shall not, directly or indirectly, approach or solicit any employee of Company or Bank with a view to hiring such employee for any other entity or persuading such employee to leave the employment of Company or Bank."


         IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Restricted Stock Award Agreement to be executed as of the day and year first above written.

                 1ST INDEPENDENCE FINANCIAL GROUP, INC.


                  By:__________________________________________
                      N. William White,
                      President and Chief
                      Executive Officer


                                            PARTICIPANT


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